Astronics Corporation • 130 Commerce Way • East Aurora, NY • 14052-2164

For more information, contact:

Company:	Investor Relations:
David C. Burney, Chief Financial Officer	Deborah K. Pawlowski, Kei Advisors LLC
Phone: (716) 805-1599, ext. 159	Phone: (716) 843-3908
Email: david.burney@astronics.com	Email: dpawlowski@keiadvisors.com
FOR IMMEDIATE RELEASE
Astronics Corporation Reports 2019 Fourth Quarter
and Full Year Financial Results
•Fourth quarter sales of $198.4 million; full year sales of $772.7 million
•Consolidated orders for the quarter were $156 million
•Fourth quarter net loss of $34.1 million includes restructuring and impairment charges and legal reserves totaling $51.7 million
•Backlog at the end of the year was $360 million

EAST AURORA, NY, February 26, 2020 – Astronics Corporation (Nasdaq: ATRO), (“Astronics” or the “Company”), a leading supplier of advanced technologies and products to the global aerospace, defense and other mission critical industries, today reported financial results for the three and twelve months ended December 31, 2019. Financial results reflect the divestiture of the Test Systems’ semiconductor business on February 13, 2019, and the acquisitions of Freedom Communications Technologies (“Freedom”), acquired in July 2019, and the primary operating subsidiaries of Diagnosys Test Systems Limited (“Diagnosys”), acquired in October 2019 (collectively, the “Acquired Businesses”).
Peter J. Gundermann, President and Chief Executive Officer, commented, “2019 proved to be a year of significant transition for our Company. Early in the year, we sold our semiconductor test business for a solid gain. Later in the year, we completed two acquisitions to strengthen and refocus our Test business
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

into promising new areas of growth. At the end of the year, we restructured our antenna business and concluded the long development program for a new VVIP cabin management system. Given all of this, we believe today we are in a much better position to deliver results and increased profitability than we were at the beginning of 2019.”

He added, “Like others in the industry, we are challenged with the 737 MAX situation. Our Aerospace business dealt with the situation as it worsened over the year, eventually resulting in a production halt in January 2020. Besides being our largest line-fit production program, its grounding also affects our aftermarket business. We have made significant adjustments to our business while we wait for news of a production ramp and a return to service.”
As previously reported on February 3, 2020, several events occurred in the fourth quarter of 2019 which impacted financial results. First, Astronics implemented a restructuring plan to narrow the initiatives of the antenna business to focus primarily on near-term opportunities pertaining to business jet connectivity. The Company recorded total restructuring and impairment charges related to the antenna business of approximately $34 million, including the write-down of goodwill, intangible assets, fixed assets, inventory, receivables and other assets.

Additionally, in December, the Company received an unfavorable ruling from a German court regarding the scope and calculation of damages in its long-running patent infringement suit. As a result, the Company recorded an additional $17.9 million in estimated damages (the “legal reserve”) in the fourth quarter of 2019. The ruling pertains to shipments of in-seat power systems the Company directly or indirectly made into Germany between 2007 and 2014. Astronics believes the court’s ruling in this matter is deficient and has initiated an appeal that will likely extend resolution into late 2021.

For comparability purposes, in addition to reporting consolidated and segment results of operations on a basis consistent with U.S. generally accepted accounting principles (“GAAP”), this press release contains financial information regarding consolidated sales, operating income and net income adjusted to remove the direct effects of the divested semiconductor business, as well as the items noted above, from all periods presented. Segment sales and operating profit were adjusted to remove the direct effects for each of these adjustments where applicable. Referred to as “adjusted sales”, “adjusted operating income”, “adjusted operating margin” and “adjusted net income”, these adjusted balances are non-GAAP performance measures. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business. The reconciliation of GAAP measures to non-GAAP measures is contained in the section labeled “Reconciliation to Non-GAAP Performance Measures”.

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

Consolidated Review

	Three Months Ended			Year Ended
($ in thousands)	December 31, 2019	December 31, 2018	% Change	December 31, 2019	December 31, 2018	% Change

Consolidated Sales	$198,412	$202,917	(2.2)%	$772,702	$803,256	(3.8)%
Income (Loss) from Operations	$(36,856)	$18,558	(298.6)%	$1,701	$63,663	(97.3)%
Operating margin	(18.6)%	9.1%		0.2%	7.9%
Net Gain on Sale of Businesses	$—	$—		$78,801	$—
Net Income (Loss)	$(34,065)	$12,485	(372.8)%	$52,017	$46,803	11.1%
Net (loss) income % of sales	(17.2)%	6.2%		6.7%	5.8%

Adjusted Consolidated Sales[1]	$196,535	$190,724	3.0%	$763,010	$719,002	6.1%

Adjusted Income from Operations[2]	$8,071	$15,679	(48.5)%	$43,403	$40,554	7.0%
Adjusted Operating Margin %	4.1%	8.2%		5.7%	5.6%

Adjusted Net Income[3]	$5,778	$11,097	(47.9)%	$29,616	$29,578	0.1%
Adjusted Net Income %	2.9%	5.8%		3.9%	4.1%

1 Represents consolidated sales, adjusted to remove the sales of the divested semiconductor business (see Reconciliation to Non-GAAP Performance Measures tables below).

2 Represents consolidated income from operations, adjusted to remove the sales and direct costs of the divested semiconductor business, a legal reserve for a long-term patent dispute, and impairment and restructuring charges related to the antenna business (see Reconciliation to Non-GAAP Performance Measures tables below).

3 Represents consolidated net income, adjusted for the impairment of an equity investment related to the antenna business, in addition to the items identified above (see Reconciliation to Non-GAAP Performance Measures tables below).

Fourth Quarter Results (compared with the prior-year period, unless noted otherwise)
Consolidated GAAP sales were down $4.5 million, reflecting a $10.3 million decline related to the divestiture of the semiconductor business. The Acquired Businesses contributed $9.9 million in sales.
As a result of the increase in the legal reserve and the impairment and restructuring charges associated with the antenna business, consolidated operating loss was $36.9 million, compared with operating income of $18.6 million in the prior-year period.
The effective tax rate for the quarter was 21.3%, compared with 19.9% in the fourth quarter of 2018.
Net loss was $34.1 million, or $(1.10) per diluted share, compared with net income of $12.5 million, or $0.37 per diluted share in the prior year.
Adjusted consolidated sales were up 3% to $196.5 million in the fourth quarter of 2019. Adjusted Test System sales were up $8.9 million due to incremental sales from the Acquired Businesses, while Aerospace segment sales were down $3.1 million.

Adjusted consolidated income from operations was $8.1 million, or 4.1% of adjusted consolidated sales, compared with $15.7 million, or 8.2% of adjusted consolidated sales in the prior-year period. Adjusted operating margin was negatively impacted in the 2019 fourth quarter by lower volume through certain manufacturing facilities, higher product warranty and legal costs, and approximately $6.0 million in sales related to a Diagnosys program which yielded almost no margin due to the stepped-up basis in inventory at acquisition.

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

Excluding the restructuring and impairment charges related to the antenna business, operating losses from the three challenged businesses discussed in recent quarters were $5.1 million in the fourth quarter of 2019, the majority of which was related to the antenna business. The losses from those three businesses were $6.4 million in the fourth quarter of 2018. The Company expects that these businesses will be at or near breakeven in the second half of 2020, after the antenna restructuring actions are complete.
Adjusted consolidated net income was $5.8 million, down from $11.1 million in the prior-year period.
Bookings were $156.2 million, for a book-to-bill ratio, excluding the semiconductor business, of 0.79:1. Backlog at the end of the quarter was $359.6 million. Approximately $300.9 million of backlog is expected to ship in 2020.
In September 2019, Astronics’ Board of Directors approved a share repurchase program, authorizing the Company to repurchase, in the aggregate, up to $50 million of its outstanding stock. Approximately 28,000 shares were purchased during the fourth quarter at a cost of $0.8 million, and, in 2020, approximately 282,000 additional shares were repurchased at a cost of $7.7 million before the 10b5-1 plan associated with the share repurchase program was terminated on February 3, 2020.
Mr. Gundermann commented, “It was certainly an active close to the year for our Company. We made significant progress restructuring our antenna business and we were pleased with the successful conclusion of our development program at CCC. We also acquired Diagnosys for our Test business, which we expect will be a very positive contributor in the coming years. In these areas, we achieved much of what we wanted during the quarter. On the other hand, 737 MAX news grew worse in December and not better, as we had expected. This hurt our bookings and cast a shadow over near-term expectations. Apart from the MAX, we believe we were better positioned as a Company at the end of 2019 than we were at the beginning.”

Full Year Results (compared with the prior-year period, unless noted otherwise)
Consolidated GAAP sales for the full year of 2019 decreased $30.6 million to $772.7 million, primarily because of the divested semiconductor business which had sales of $9.7 million in 2019 and $84.3 million in 2018.
Consolidated operating income declined to $1.7 million compared with $63.7 million the prior-year period. Operating income in 2019 was negatively impacted by the impairment and restructuring charges related to the antenna business and increased legal reserve in the fourth quarter, along with incremental tariff expense of $5.9 million.

Excluding the restructuring and impairment charges related to the antenna business, operating losses from the three challenged businesses were $32.7 million in 2019 compared with losses from those three businesses of $34.7 million in 2018. The Company expects total losses from these businesses in 2020 to be nominal in comparison.

The effective tax rate for 2019 was 23.8%, compared with 10.5% in 2018. The 2018 tax rate was favorably impacted by a revised state tax filing position.
Net income was $52.0 million, or $1.60 per diluted share, compared with $46.8 million, or $1.41 per diluted share in the prior year. The $80.1 million pre-tax gain on the sale of the semiconductor test business contributed $60.4 million to net income after taxes.
Adjusted consolidated sales were $763.0 million, an increase of 6.1% compared with $719.0 million in 2018. Aerospace segment sales were up $17.0 million, or 2.5%, while adjusted Test System segment
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

sales were up $27.0 million, or 62.3%, due to higher organic sales of $14.1 million coupled with incremental sales from the Acquired Businesses of $12.9 million.

Adjusted consolidated operating income was $43.4 million, or 5.7% of adjusted consolidated sales, up from $40.6 million, or 5.6% of adjusted consolidated sales, in the prior-year period. Adjusted operating income and margin improved as the benefit of higher volume more than offset the impact of $5.9 million of incremental tariff expense.

Adjusted net income was consistent at $29.6 million in both 2018 and 2019.

Mr. Gundermann commented, “If one were to strip out the effects of the semiconductor business which was sold early in the year, including the $80.1 million gain, and the year-end restructuring/impairment charges and legal reserves, most all of which were non-cash, one sees a year of 6% growth and consistent margins. It was a year that started strong, with two of our strongest revenue quarters in our history, but the second half weakened significantly as the 737 MAX grounding dragged on. We look forward to the MAX flying again soon because, when it does, we believe we will be in an excellent position to drive positive results.”

Aerospace Segment Review (refer to sales by market and segment data in accompanying tables)
Aerospace Fourth Quarter Results
Aerospace segment sales decreased by $3.1 million, or 1.8%, to $172.1 million.
Systems Certification sales increased by $3.4 million on higher project activity. Lighting & Safety sales increased by $0.8 million due to a general increase in volume. These increases were offset by a decrease in Avionics sales of $4.1 million due to lower demand in the quarter for inflight entertainment and connectivity products and lower antenna sales. Sales of Other products decreased $1.8 million and Electrical Power & Motion sales decreased $1.0 million.
Aerospace segment operating loss for the fourth quarter of 2019 was $32.3 million compared with operating profit of $22.2 million in the same period of 2018. Aerospace operating profit was impacted by increased legal reserves for the long-term patent dispute of $17.9 million and $28.8 million of impairment and restructuring charges related to the refocusing of our antenna business.
Adjusted for these charges, Aerospace operating income was $14.5 million in the fourth quarter of 2019 compared to $22.2 million in the prior-year period. Impacts to Aerospace operating income and margin included a $2.8 million increase in product warranty costs and increased legal fees associated with the patent dispute.
Aerospace bookings in the fourth quarter of 2019 were $139.6 million, for a book-to-bill ratio of 0.81:1 for the quarter. Backlog was $275.8 million at the end of the fourth quarter of 2019.
Aerospace Full Year Results
Aerospace segment sales increased by $17.0 million, or 2.5%, to $692.6 million, when compared with the prior-year period.
Electrical Power & Motion sales increased $35.1 million, or 11.6%, due primarily to increased sales of in-seat power and motion products. Lighting & Safety sales increased $11.1 million due to higher sales of products to the military market. Avionics sales decreased by $25.1 million for similar reasons in the quarter. Sales of Other products were down $3.5 million.
Aerospace operating profit for 2019 was $16.7 million, or 2.4% of sales, compared with $69.8 million, or 10.3% of sales, in the same period of 2018. Aerospace operating profit was impacted by the legal
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

reserve for the patent dispute of $19.6 million for the full year and antenna business impairment and restructuring charges of $28.8 million.
Adjusted Aerospace operating income was $65.1 million, or 9.4% of sales, compared to $70.8 million, or 10.5% of sales, in the prior year. Aerospace operating profit in 2019 was negatively impacted by incremental tariff expense of $5.9 million and increased legal fees and warranty costs.
Mr. Gundermann commented, “Our Aerospace business had an up-and-down year, starting with two strong revenue quarters and ending with a weak second half. Throughout it all, we were making important progress tightening our operations, including addressing the three struggling businesses we have discussed in the past. Our Aerospace business reported adjusted operating profit of $65 million, or 9.4%, even after cumulative operating losses of $32.7 million from the three stragglers. We believe the progress we have made, especially in the fourth quarter, means the three problems will essentially be at break-even by the end of 2020, which paves the way for stronger margins in a normal environment.”

Test Systems Segment Review (refer to sales by market and segment data in accompanying tables)
Test Systems Fourth Quarter Results
Test Segment GAAP sales in the fourth quarter were $26.3 million, down slightly from $27.7 million in 2018. The quarter included $1.9 million in sales from the divested semiconductor business versus $12.2 million in the comparator quarter.
Operating profit was $0.3 million, or 1.2% of sales, down from $0.6 million, or 2.0% of sales, in last year's fourth quarter.
Adjusted for the sale of the semiconductor business, Test Systems segment sales rose from $15.5 million to $24.4 million. The increase was driven by the Acquired Businesses, which contributed $9.9 million in sales in the quarter.

The Test segment had an adjusted operating loss of $1.5 million compared with an operating loss of $2.3 million in the prior-year period. Operating margin was impacted by approximately $6.0 million in sales related to a Diagnosys program, which yielded almost no margin due to the stepped-up basis in the inventory at acquisition.

Bookings for the Test Systems segment in the quarter were $16.6 million, for a book-to-bill ratio, excluding semiconductor activity, of 0.67:1 for the quarter. Backlog was $83.8 million at the end of 2019 compared with backlog of $77.3 million at the end of 2018, excluding $12.2 million that was associated with the divested semiconductor business.

Test Systems Full Year Results
Test Segment sales decreased from $127.6 million to $80.1 million for 2019, primarily due to the divestiture of the semiconductor test business, which contributed sales of $84.3 million in 2018 and $9.7 million in 2019.
Operating profit was $4.5 million, or 5.6% of sales, compared with $10.7 million, or 8.4% of sales, in 2018.
Excluding the divested semiconductor test business from both periods, adjusted Test Systems segment sales were $70.4 million in 2019, up 62.3% compared with prior year sales of $43.4 million, driven by growth in the Aerospace & Defense market and the Acquired Businesses, which contributed $12.9 million in sales.

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

Adjusted for the sale of the semiconductor business, there was an operating loss for the segment of $2.3 million, which was mostly the result of $2.0 million in restructuring costs incurred in the second quarter. Operating loss in the prior year, adjusted for the divestiture of the semiconductor business, was $13.4 million.

Mr. Gundermann commented, “Like our Aerospace business, our Test business had a very active year with the sale of the semiconductor business in February and the acquisitions of Diagnosys and Freedom in the second half of the year. Backing out semiconductor activity from both periods shows the Test Segment had strong growth, but struggled with margins in part because of purchase accounting requirements. Nonetheless, we believe our Test business is positioned for a good year in 2020 and we are working hard to drive the improvement.”

Outlook
Mr. Gundermann commented, “The continued grounding of the 737 MAX and the associated production pause has caused us to withdraw revenue guidance for now. The MAX situation affects us not only because it is a large production program, but also because the grounding has reduced capacity for the world’s airlines, challenging our aftermarket business. We look forward to the MAX’s return to service, and issuing sales guidance as soon as practical, probably when we report first quarter results.”

He continued, “Nonetheless, we expect first quarter revenue to be in the range of $155 to $165 million, with Aerospace generating about 90% of the total. The first quarter is likely to include little or no MAX line fit revenue, which hurts us because we put approximately $95,000 of product into each aircraft built. For this reason, we expect the first quarter will be the lightest quarter of 2020, and results will strengthen throughout the year. In 2019, we saw the opposite, with strong results at the beginning of the year which weakened towards the end.”

Consolidated backlog at December 31, 2019 was $359.6 million, of which approximately $300.9 million is expected to ship in 2020.
The effective tax rate for 2020 is expected to be approximately 18% to 22%.
Capital equipment spending in 2020 is expected to be in the range of $22 million to $25 million.
Depreciation and amortization expense is expected to be in the range of $33 million to $35 million in 2020.

Fourth Quarter 2019 Webcast and Conference Call
The Company will host a teleconference today at 11:00 a.m. ET. During the teleconference, management will review the financial and operating results for the period and discuss Astronics’ corporate strategy and outlook. A question-and-answer session will follow.
The Astronics conference call can be accessed by calling (201) 493-6784. The listen-only audio webcast can be monitored at www.astronics.com. To listen to the archived call, dial (412) 317-6671 and enter replay pin number 13698017. The telephonic replay will be available from 2:00 p.m. on the day of the call through Wednesday, March 11, 2020. A transcript will also be posted to the Company’s Web site once available.
About Astronics Corporation
Astronics Corporation (Nasdaq: ATRO) serves the world’s aerospace, defense, and other mission critical industries with proven, innovative technology solutions. Astronics works side-by-side with customers, integrating its array of power, connectivity, lighting, structures, interiors, and test technologies to solve
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

complex challenges. For over 50 years, Astronics has delivered creative, customer-focused solutions with exceptional responsiveness. Today, global airframe manufacturers, airlines, military branches, completion centers, and Fortune 500 companies rely on the collaborative spirit and innovation of Astronics. The Company’s strategy is to increase its value by developing technologies and capabilities that provide innovative solutions to its targeted markets.
For more information on Astronics and its solutions, visit Astronics.com.
Safe Harbor Statement
This news release contains forward-looking statements as defined by the Securities Exchange Act of 1934. One can identify these forward-looking statements by the use of the words “expect,” “anticipate,” “plan,” “may,” “will,” “estimate” or other similar expressions. Because such statements apply to future events, they are subject to risks and uncertainties that could cause actual results to differ materially from those contemplated by the statements. Important factors that could cause actual results to differ materially from what may be stated here include the success of results at addressing headwinds and eliminating losses at the three challenged Aerospace operations, the continuation of the trend in growth with passenger power and connectivity on airplanes, the timing of the production ramp and return to service for the 737 MAX, the ability of the Company to advance its Test business and have it succeed in niche markets, the success of the Company achieving its sales expectations and improving its profitability, the state of the aerospace and defense industries, the market acceptance of newly developed products, internal production capabilities, the timing of orders received, the status of customer certification processes and delivery schedules, the demand for and market acceptance of new or existing aircraft which contain the Company’s products, the need for new and advanced test and simulation equipment, customer preferences and other factors which are described in filings by Astronics with the Securities and Exchange Commission. The Company assumes no obligation to update forward-looking information in this news release whether to reflect changed assumptions, the occurrence of unanticipated events or changes in future operating results, financial conditions or prospects, or otherwise.
FINANCIAL TABLES FOLLOW

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
CONSOLIDATED INCOME STATEMENT DATA
(Unaudited, $ in thousands except per share data)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Sales	$198,412	$202,917	$772,702	$803,256
Cost of products sold[1]	171,504	155,245	616,560	622,560
Gross profit	26,908	47,672	156,142	180,696
Gross margin	13.6%	23.5%	20.2%	22.5%

Selling, general and administrative[2]	52,681	29,114	143,358	117,033
SG&A % of sales	26.6%	14.3%	18.6%	14.6%
Impairment Loss[3]	11,083	—	11,083	—
(Loss) Income from operations	(36,856)	18,558	1,701	63,663
Operating margin	(18.6)%	9.1%	0.2%	7.9%

Net gain on sale of businesses	—	—	78,801	—
Other expense, net[4]	4,861	580	6,058	1,671
Interest expense, net	1,565	2,384	6,141	9,710
(Loss) Income before tax	(43,282)	15,594	68,303	52,282
Income tax (benefit) expense	(9,217)	3,109	16,286	5,479
Net (Loss) Income	$(34,065)	$12,485	$52,017	$46,803
Net (Loss) Income % of sales	(17.2)%	6.2%	6.7%	5.8%

Basic (loss) earnings per share:	$(1.10)	$0.38	$1.62	$1.45
Diluted (loss) earnings per share:	$(1.10)	$0.37	$1.60	$1.41

Weighted average diluted shares outstanding (in thousands)	30,919	33,344	32,459	33,136

Capital expenditures	$3,233	$3,901	$12,083	$16,317
Depreciation and amortization	$8,866	$8,276	$33,049	$35,032
______________________________________________________________________________________________________
1Cost of goods sold for the three months and year ended December 31, 2019 includes impairment and restructuring charges related to the antenna business of $15.4 million in both periods.

2Selling, general and administrative expense for the three months and year ended December 31, 2019 includes legal reserves for the patent infringement matter of $17.9 million and $19.6 million, respectively, and impairment and restructuring charges related to the antenna business of $2.4 million in both periods.

3Impairment loss represents the impairment of fixed assets, intangible assets, goodwill and other non-current assets associated with the antenna business restructuring.

4Other expense, net, for the three months and year ended December 31, 2019 includes impairment of an equity investment related to the antenna business of $5.0 million.
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
CONSOLIDATED BALANCE SHEET DATA
($ in thousands)
	(unaudited)
	12/31/2019	12/31/2018
ASSETS
Cash and cash equivalents	$31,906	$16,622
Accounts receivable and uncompleted contracts	147,998	182,308
Inventories	145,787	138,685
Other current assets	15,853	17,198
Assets held for sale	1,537	19,358
Property, plant and equipment, net	112,499	120,862
Other long-term assets	54,873	21,272
Intangible assets, net	127,293	133,383
Goodwill	144,970	124,952
Total assets	$782,716	$774,640

LIABILITIES AND SHAREHOLDERS' EQUITY
Current maturities of long term debt	$224	$1,870
Accounts payable and accrued expenses	84,537	98,436
Customer advances and deferred revenue	31,360	26,880
Liabilities held for sale	—	906
Long-term debt	188,000	232,112
Other liabilities	89,738	27,811
Shareholders' equity	388,857	386,625
Total liabilities and shareholders' equity	$782,716	$774,640

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
SEGMENT DATA
(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Sales
Aerospace	$172,119	$175,299	$692,614	$675,744
Less Inter-segment	—	(57)	(5)	(119)
Total Aerospace	172,119	175,242	692,609	675,625

Test Systems	26,500	27,723	80,495	127,679
Less Inter-segment	(207)	(48)	(402)	(48)
Total Test Systems	26,293	27,675	80,093	127,631

Total consolidated sales	198,412	202,917	772,702	803,256

Operating (loss) profit and margins
Aerospace	(32,292)	22,236	16,657	69,761
	(18.8)%	12.7%	2.4%	10.3%
Test Systems	328	567	4,494	10,718
	1.2%	2.0%	5.6%	8.4%
Total operating (loss) profit	(31,964)	22,803	21,151	80,479

Net gain on sales of businesses	—	—	78,801	—
Interest expense	1,565	2,384	6,141	9,710
Corporate expenses and other	9,753	4,825	25,508	18,487
(Loss) Income before taxes	$(43,282)	$15,594	$68,303	$52,282

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

Reconciliation to Non-GAAP Performance Measures
The Company’s press release contains financial information regarding consolidated sales, operating income and net income as adjusted to remove the direct effects of the semiconductor business, the legal reserve increase, the antenna business restructuring and impairment charges and the impairment of an equity investment from all periods presented. The Aerospace segment operating profit and the Test Systems segment sales and operating profit were adjusted to remove the direct effects for each of these adjustments where applicable. Each of these adjusted balances are non-GAAP performance measures. Management believes these non-GAAP measures are useful to investors in understanding the performance of the ongoing business.

(Unaudited, $ in thousands)

Consolidated
	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018
Sales
Consolidated sales	$198,412	$202,917	$772,702	$803,256
Non-GAAP Adjustment - Semiconductor business*	(1,877)	(12,193)	(9,692)	(84,254)
Adjusted Consolidated Sales	$196,535	$190,724	$763,010	$719,002

Income from Operations
Consolidated (loss) income from operations	$(36,856)	$18,558	$1,701	$63,663
Non-GAAP Adjustments:
Semiconductor business*	(1,828)	(2,879)	(6,753)	(24,109)
Legal reserve increase	17,919	—	19,619	1,000
Antenna business impairment and restructuring	28,836	—	28,836	—
Adjusted Income from Operations	$8,071	$15,679	$43,403	$40,554
	4.1%	8.2%	5.7%	5.6%
Net Income
Consolidated net (loss) income	$(34,065)	$12,485	$52,017	$46,803
Non-GAAP Adjustments:
Semiconductor business*	(2,080)	(1,388)	(65,666)	(18,014)
Legal reserve increase	14,143	—	15,485	789
Antenna business impairment and restructuring	22,780	—	22,780	—
Equity investment impairment	5,000	—	5,000	—
Adjusted Net Income	$5,778	$11,097	$29,616	$29,578

GAAP depreciation and amortization	$8,866	$8,276	$33,049	$35,032

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

(Unaudited, $ in thousands)

	Three Months Ended		Year Ended
	12/31/2019	12/31/2018	12/31/2019	12/31/2018

Aerospace Segment
Income from Aerospace Segment Operations
(Loss) Income from Aerospace Segment operations	$(32,292)	$22,236	$16,657	$69,761
Non-GAAP Adjustments:
Legal reserve increase	17,919	—	19,619	1,000
Antenna business impairment and restructuring	28,836	—	28,836	—
Adjusted Income from Aerospace Operations	$14,463	$22,236	$65,112	$70,761
	8.4%	12.7%	9.4%	10.5%
Test Systems Segment
Test Segment Sales
Test Segment Sales	$26,293	$27,675	$80,093	$127,631
Non-GAAP Adjustment - Semiconductor business*	(1,877)	(12,193)	(9,692)	(84,254)
Adjusted Test Segment Sales	$24,416	$15,482	$70,401	$43,377

Loss from Test Segment Operations
Income from Test Segment operations	$328	$567	$4,494	$10,718
Non-GAAP Adjustment - Semiconductor business*	(1,828)	(2,879)	(6,753)	(24,109)
Adjusted Loss from Test Segment Operations	$(1,500)	$(2,312)	$(2,259)	$(13,391)
	(6.1)%	(14.9)%	(3.2)%	(30.9)%

* The non-GAAP adjustment eliminates all semiconductor test sales and associated direct costs from all periods presented. There are significant indirect costs, overheads, and other general and administrative costs that are not included in the non-GAAP adjustment, as such functions benefited all operations and products within the Test Systems segment and have not been eliminated as a result of the divestiture. The non-GAAP adjustment to net income for the year ended December 31, 2019 also eliminates the impact of the gain on the sale of the semiconductor business, net of tax.
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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
CONSOLIDATED CASH FLOWS DATA
(Unaudited, $ in thousands)
	Year Ended
	December 31, 2019	December 31, 2018
Cash flows from operating activities:
Net income	$52,017	$46,803
Adjustments to reconcile net income to cash provided by operating activities:
Non-cash items:
Depreciation and amortization	33,049	35,032
Provisions for non-cash losses on inventory and receivables	16,947	3,271
Stock compensation expense	3,843	3,098
Deferred tax benefit	(14,385)	(2,680)
Impairment loss	11,083	—
Net gain on sale of businesses	(78,801)	—
Accrued legal reserve	19,619	—
Restructuring activities	6,539	—
Equity investment impairment	5,000	—
Other	5,818	(668)
Cash flows from changes in operating assets and liabilities:
Accounts receivable	34,083	(47,291)
Inventories	(12,711)	(14,695)
Prepaid expenses and other current assets	(1,160)	464
Accounts payable	(16,617)	9,171
Accrued expenses	(10,737)	9,177
Income taxes payable	3,371	(4,460)
Customer advanced payments and deferred revenue	(11,919)	15,735
Supplemental retirement plan and other liabilities	(2,350)	1,924
Cash flows from operating activities	42,689	54,881
Cash flows from investing activities:
Acquisition of businesses, net of cash acquired	(28,907)	—
Proceeds on sales of businesses	104,877	—
Capital expenditures	(12,083)	(16,317)
Other investing activities	743	(3,350)
Cash flows from investing activities	64,630	(19,667)
Cash flows from financing activities:
Proceeds from long-term debt	117,000	35,015
Principal payments on long-term debt	(156,107)	(72,834)
Purchase of outstanding shares for treasury	(50,784)	—
Debt acquisition costs	—	(516)
Stock option activity	(545)	2,201
Finance lease principal payments	(1,746)	—
Cash flows from financing activities	(92,182)	(36,134)
Effect of exchange rates on cash	147	(372)
Increase (decrease) in cash and cash equivalents	15,284	(1,292)
Cash and cash equivalents at beginning of year	16,622	17,914
Cash and cash equivalents at end of year	$31,906	$16,622

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
SALES BY MARKET
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2019 YTD
	12/31/2019	12/31/2018	% change	12/31/2019	12/31/2018	% change	% of Sales
Aerospace Segment
Commercial Transport	$130,200	$133,730	(2.6)%	$523,921	$536,269	(2.3)%	67.8%
Military	18,789	21,728	(13.5)%	76,542	68,138	12.3%	9.9%
Business Jet	17,986	12,799	40.5%	67,541	43,090	56.7%	8.7%
Other	5,144	6,985	(26.4)%	24,605	28,128	(12.5)%	3.2%
Aerospace Total	172,119	175,242	(1.8)%	692,609	675,625	2.5%	89.6%

Test Systems Segment excluding Semiconductor	24,416	15,482	57.7%	70,401	43,377	62.3%	9.1%
Total Sales excluding Semiconductor	196,535	190,724	3.0%	763,010	719,002	6.1%	98.7%
Test-Semiconductor	1,877	12,193	(84.6)%	9,692	84,254	(88.5)%	1.3%

Total	$198,412	$202,917	(2.2)%	$772,702	$803,256	(3.8)%

ASTRONICS CORPORATION
SALES BY PRODUCT LINE
(Unaudited, $ in thousands)

	Three Months Ended			Year Ended			2019 YTD
	12/31/2019	12/31/2018	% change	12/31/2019	12/31/2018	% change	% of Sales
Aerospace Segment
Electrical Power & Motion	$83,230	$84,249	(1.2)%	$338,237	$303,180	11.6%	43.7%
Lighting & Safety	45,960	45,139	1.8%	185,462	174,383	6.4%	24.0%
Avionics	27,373	31,495	(13.1)%	106,787	131,849	(19.0)%	13.8%
Systems Certification	5,351	1,923	178.3%	14,401	13,951	3.2%	1.9%
Structures	5,061	5,451	(7.2)%	23,117	24,134	(4.2)%	3.0%
Other	5,144	6,985	(26.4)%	24,605	28,128	(12.5)%	3.2%
Aerospace Total	172,119	175,242	(1.8)%	692,609	675,625	2.5%	89.6%

Test Systems Segment excluding Semiconductor	24,416	15,482	57.7%	70,401	43,377	62.3%	9.1%
Total Sales excluding Semiconductor	196,535	190,724	3.0%	763,010	719,002	6.1%	98.7%
Test-Semiconductor	1,877	12,193	(84.6)%	9,692	84,254	(88.5)%	1.3%

Total	$198,412	$202,917	(2.2)%	$772,702	$803,256	(3.8)%

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Astronics Corporation Reports 2019 Fourth Quarter and Full Year Financial Results
February 26, 2020

ASTRONICS CORPORATION
ORDER AND BACKLOG TREND
(Unaudited, $ in thousands)
	Q1 2019	Q2 2019	Q3 2019	Q4 2019	Twelve Months
	3/30/2019	6/29/2019	9/28/2019	12/31/2019	12/31/2019
Sales
Aerospace	$188,501	$174,287	$157,702	$172,119	$692,609
Test Systems (excluding Semi)	16,319	12,569	17,097	24,416	70,401
Sales (excluding Semi)	204,820	186,856	174,799	196,535	763,010
Test-Semiconductor	3,354	2,242	2,219	1,877	9,692
Total Sales	$208,174	$189,098	$177,018	$198,412	$772,702

Bookings
Aerospace	$191,701	$157,631	$155,336	$139,649	$644,317
Test Systems (excluding Semi)	11,812	12,675	20,892	16,393	61,772
Bookings (excluding Semi)	203,513	170,306	176,228	156,042	706,089
Test-Semiconductor	1,470	354	330	158	2,312
Total Bookings	$204,983	$170,660	$176,558	$156,200	$708,401

Backlog*
Aerospace	$329,247	$310,590	$308,224	$275,754
Test Systems (excluding Semi)	61,929	62,035	65,939	80,358
Backlog (excluding Semi)	391,176	372,625	374,163	356,112
Test-Semiconductor	8,975	7,087	5,198	3,479
Total Backlog	$400,151	$379,712	$379,361	$359,591	N/A

Book:Bill Ratio**
Aerospace	1.02	0.90	0.98	0.81	0.93
Test Systems excl. Semi	0.72	1.01	1.22	0.67	0.88
Total Book:Bill excl. Semi	0.99	0.91	1.01	0.79	0.93

(*) During the first quarter of 2019, Test Systems segment backlog of approximately $12.2 million was disposed of in the divestiture of the semiconductor business. Aerospace backlog of approximately $2.0 million has been removed in the second quarter of 2019 above related to the airfield lighting product line, which was divested in July 2019. Test Systems backlog of approximately $0.1 million was added in the third quarter of 2019 above related to the acquisition of FCT. Test Systems backlog of approximately $22.4 million was added in the fourth quarter of 2019 above related to the acquisition of Diagnosys.
(**) Calculations of Test Systems and Total Book:Bill excludes the total semiconductor business, which is comprised of residual warranty backlog that will be recognized in 2020.

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